Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-90852



PROSPECTUS

                             SmartServ Online, Inc.


                        2,508,928 Shares of Common Stock

     o The selling stockholders are offering to sell 2,508,928 shares of common stock of which 1,723,214 shares are issuable upon exercise of warrants.


     o    We will not receive any proceeds from the offering of common stock.


     o    Our common  stock is traded and quoted on the Nasdaq  National  Market
          (NMS) under the symbol "SSOL." On August 6, 2002, the last reported bid price of our common stock was $0.75 and the last reported asked price was $0.82.



The address and telephone number of SmartServ's principal executive offices are:

                                One Station Place
                               Stamford, CT 06902
                                 (203) 353-5950


The securities offered hereby involve a high degree of risk. You should carefully consider the factors described under the caption "Risk Factors" beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         ------------------------------


                 The date of this Prospectus is August 12, 2002

                                Table of Contents

                                                                            Page
                                                                            ----


Risk Factors...................................................................3
Special Information About Forward Looking Statements...........................7
The Company....................................................................7
Use of Proceeds................................................................7
Selling Stockholders...........................................................8
Plan of Distribution..........................................................10
Indemnification for Securities Act Liabilities................................12
Where You Can Find More Information About Us..................................13
Legal Matters.................................................................13
Experts.......................................................................14

You  should  read  the  entire  prospectus  and any  documents  incorporated  by reference carefully before purchasing SmartServ common stock. In this prospectus, "SmartServ," "we," "us" and "our" refer to the business that is owned and conducted by SmartServ Online, Inc. and its subsidiaries and not to the selling stockholders.

                                  RISK FACTORS

Before you buy shares of our common stock, you should be aware that there are various risks associated with the purchase of our common stock. You should consider carefully these risk factors, together with all of the other information in this prospectus and all documents incorporated by reference, before you decide to purchase shares of our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus, including the documents we incorporate by reference under "Where You Can Find More Information About Us".

          WE HAVE A HISTORY OF LOSSES AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS

          Although we had net income of $2,937,591 for the six month transition period ended December 31, 2000, we incurred net losses of $4,109,347 for the three months ended March 31, 2002, $14,819,860 for the year ended December 31, 2001, $30,993,559 for the year ended June 30, 2000, $7,124,126 for the year ended June 30, 1999, $5,040,009 for the year ended June 30, 1998, $4,434,482 for the year ended June 30, 1997 and $2,966,287 for the year ended June 30, 1996. Included in the June 30, 2000 amount was a non-cash charge for stock-based compensation of $30,271,024. On March 31, 2002, we had an accumulated deficit of $68,931,180. Losses have resulted principally from costs incurred in connection with activities aimed at developing our software, information and transactional services and from costs associated with our marketing and administrative activities. We have incurred substantial expenses and commitments and continue to have negative cash flows from operations. These losses raise substantial doubt as to our ability to continue as a going concern. On January 3, 2002 we engaged investment bankers to assist us with the sale of equity to private investors which led to the sale of securities to the selling stockholders (see "Selling Stockholders" on page 8). These funds, however, will not support our operations for an extended period of time. We can give no assurance that we will be able to raise additional capital on satisfactory terms. Additionally, we can give no assurance that we will be able to develop revenues sufficient to support our operations.

          WE MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH COULD ADVERSELY AFFECT THE LIQUIDITY AND VOLATILITY OF OUR COMMON STOCK

          We have received notification from Nasdaq that we no longer meet the listing requirements for Nasdaq National Market. While we are trying to maintain our listing, we cannot guarantee that we will be successful in doing so. Delisting from the Nasdaq National Market would require us to move our common stock to either the Nasdaq SmallCap Market or the OTC Bulletin Board. The move to either of those markets could decrease the liquidity and volume of our common stock and reduce the number of market makers willing to trade in our stock, making it likely that wider fluctuations in the quoted price of our common stock would occur. As a result, there is a risk that stockholders will not be able to obtain accurate price quotes or be able to correctly assess the market price of our stock. Increases in the volatility could also make it more difficult to pledge the common stock as collateral, if stockholders sought to do so, because a lender might also be unable to accurately value the common stock.

          WE DEPEND ON A SMALL NUMBER OF CUSTOMERS, AND THE LOSS OF ANY ONE CUSTOMER COULD ADVERSELY AFFECT OUR OPERATING RESULTS

          Currently, substantially all of our revenues are generated through our licensing arrangements with a small number of customers. Our results from operations will depend upon numerous factors including the introduction and market acceptance of new services, establishing alliances with strategic marketing partners, competition and the regulatory environment. We anticipate that our results from operations for the immediate future will continue to depend to a significant extent upon revenues from a small number of customers. In order to increase our revenues, we will need to attract and retain additional customers. Our failure to obtain a sufficient number of additional customers would adversely affect our results of operations.

          OUR BUSINESS DEPENDS UPON REVENUE-SHARE ARRANGEMENTS WITH CARRIERS AND ENTERPRISE CUSTOMERS AND SUCH REVENUES MAY NOT MATERIALIZE

          We intend to sell our products and services primarily by entering into non-exclusive agreements with carriers and enterprise customers who would brand our products and services with their own private label and then promote their them to their subscribers, employees and clients. Our success will depend on:

          o our ability to enter into these agreements with carriers and enterprise customers;

          o    the ultimate success of these carriers and enterprise  customers;
               and

          o their ability to successfully market, sell and generate revenues from our products and services.

          Our failure to successfully maintain these relationships or the failure of our customers to develop and sustain a market for our products and services would have a material adverse affect on our overall performance.

          THE MARKET FOR OUR BUSINESS IS IN THE DEVELOPMENT STAGE AND MAY NOT ACHIEVE THE GROWTH WE EXPECT

          Online information and transactional services, as well as the convergence of wireless and Internet technologies, are developing markets. Our future growth and profitability will depend, in part, upon consumer acceptance of online information and transactional services in general and a significant expansion in the consumer market for the delivery of such services via wireless telephones, personal digital assistants and personal computers. Even if these markets experience substantial growth, there can be no assurance that our products and services will be commercially successful or will benefit from such growth. Further, even if initially successful, any continued development and expansion of the market for our products and services will depend in part upon our ability to create and develop additional products and adjust existing products in accordance with changing consumer preferences, all at competitive prices. Our failure to develop new products and generate revenues could have a material adverse effect on our financial condition and operating results.

          WE COMPETE AGAINST LARGER, WELL KNOWN COMPANIES WITH GREATER RESOURCES

          The market for Web and wireless based information and transactional services is highly competitive and involves rapid innovation and technological change, shifting consumer preferences and frequent new product and service introductions. Most of our competitors and potential competitors have substantially greater financial, marketing and technical resources than we have. Increased competition in the market for our products and services could limit our ability to expand and materially and adversely affect our results from operations.

          The principal competitive factors in both the Internet-based and wireless services industries include content, product features and quality, ease of use, access to distribution channels, brand recognition, reliability and price. We believe that potential new competitors, including large multimedia and information system companies, are increasing their focus on transaction processing. We face competition from numerous services delivered through the Internet to personal computers. Although in its infancy, the wireless arena also has its competitors, such as Semotus Solutions, Inc., I3 Mobile, Inc., Aether Systems, Inc., 724 Solutions, Inc. and Everypath. We expect competition to increase from existing competitors and from new competitors, including telecommunications companies.

          The   information   content   provided   through  our   software   and
communication   architecture  is  generally   purchased  through   non-exclusive
distribution agreements. While we are not dependent on any single content provider, existing and potential competitors may enter into agreements with these and other such providers and thereby acquire the ability to deliver online information and transactional services substantially similar to those provided by us.

          WE ARE HIGHLY DEPENDENT ON OUR EXECUTIVE OFFICERS AND SEVERAL TECHNICAL EMPLOYEES, THE LOSS OF ANY OF WHOM COULD HAVE AN ADVERSE IMPACT ON OUR FUTURE OPERATIONS

          We believe that, due to the rapid pace of innovation within our industry, factors such as the technological and creative skills of our personnel are more important in establishing and maintaining a leadership position within the industry than legal protections of our technology. We are dependent on our ability to recruit, retain and motivate high quality personnel. However, competition for such personnel is intense and the inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect our business, operating results and financial condition. We maintain and are the sole beneficiary of a key-person life insurance policy on the life of (1) Mr. Sebastian E. Cassetta, our Chief Executive Officer, in the amount of $1,000,000 and (2) Mr. Mario F. Rossi, our Executive Vice President of Technology, in the amount of $500,000. The loss of the services of either Mr. Cassetta or Mr. Rossi would have a material adverse effect upon our business, financial condition and results of operations.

          PROVISIONS IN OUR CHARTER MAY MAKE IT MORE DIFFICULT FOR A PERSON TO ACQUIRE US AT A PREMIUM TO OUR CURRENT MARKET VALUE

          Our charter restricts the ability of our stockholders to call a stockholders' meeting and provides that our stockholders may not act by written consent. Additionally, our Board of Directors is divided into three classes with each class being elected by our stockholders in different years. Our charter restricts the ability of our stockholders to change the number of directors and classes of our board of directors. These provisions may have the effect of deterring or delaying certain transactions involving an actual or potential change in control of SmartServ, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.

          YOUR OWNERSHIP INTEREST, VOTING POWER AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND MAY CONTINUE TO ISSUE, A SUBSTANTIAL NUMBER OF SECURITIES CONVERTIBLE OR EXERCISABLE INTO OUR COMMON STOCK

          We have issued common stock, options and warrants to purchase our common stock, and in the future we may issue additional shares of common stock, options, warrants, preferred stock or other securities exercisable for or convertible into our common stock. At May 15, 2002, there were $392,000 of our prepaid warrants outstanding that were then convertible into 280,000 shares of our common stock. Additionally, we have issued warrants to investors and consultants and granted options to employees for the purchase of 3,732,100 shares of our common stock. Except for 1,735,284 shares subject to stock options, substantially all of such shares have been registered for resale under the Securities Act. Additional shares are available for sale under Rule 144 of the Securities Act. Sales of these shares or the market's perception that these sales could occur may cause the market price of our common stock to fall and may make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate or to use equity securities as consideration for future acquisitions. On January 3, 2002 we engaged investment bankers to assist us with the sale of equity to private investors which led to the sale of securities to the selling stockholders (see "Selling Stockholders" on page 8). We continue to seek additional investors. If additional sales of equity are effected, as to which there can be no assurance, your ownership interest and voting power in SmartServ will be further diluted.

          WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS

          We have designed and developed our own "device agnostic" information and transaction platform, made up of our patent-pending "W2W MiddlewareTM" and our content and processing engines. This platform is comprised of the "W2W MiddlewareTM", based on Windows NT operating system and the authorization, quote, news and transaction engines, based on Hewlett-Packard Company's Unix operating system and Oracle's Corp.'s version 8i parallel server database. Although we intend to protect our rights vigorously, there can be no assurance that any of the measures to protect our proprietary rights will be successful. In an effort to protect our proprietary rights, we rely upon a combination of contract provisions, patents, trademarks, and copyright and trade secret laws. We license the use of our products and services to our customers and partners under agreements that contain terms and conditions prohibiting the unauthorized reproduction of our products and services. We seek to protect the source code of our application software and communications architecture as a trade secret and as an unpublished copyrighted work.

          We believe that our registered marks "SmartServ Online" and "SmartServ" have significant value and are important to the marketing of our services. There can be no absolute assurance, however, that our marks do not or will not violate the proprietary rights of others, that our marks would be upheld if challenged or that we would not be prevented from using our marks, any of which could have an adverse effect on us. In addition, there can be no assurance that we will have the financial resources necessary to enforce or defend our marks. We believe that our software, products, services, service marks and other proprietary rights do not infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us with respect to current features, content or services or that any such assertion may not require us to enter into royalty arrangements or result in litigation.

          WE ARE INVOLVED IN SEVERAL PENDING LEGAL PROCEEDINGS WHICH, IF RESOLVED AGAINST US, COULD CAUSE DILUTION TO OUR STOCKHOLDERS AND HAVE A MATERIAL NEGATIVE IMPACT ON OUR OPERATIONS

          From time to time we have been, and expect to continue to be, a party to legal proceedings and claims in the ordinary course of our business. Our ongoing legal proceedings with Michael Fishman and Commonwealth Associates, L.P. are described in the "Legal Proceedings" section of our Form 10-KSB for the year ended December 31, 2001, which is incorporated by reference into this document (See the section entitled "Where You Can Find More Information About Us" on page
11). While we expect to contest these matters vigorously, litigation is inherently uncertain and an adverse judgment on any of these claims could cause dilution to our stockholders, as well as harm to our business. Even if not meritorious, any of these current and future matters could require the expenditure of significant financial and managerial resources.

              SPECIAL INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

          Some of the statements in this prospectus or in the documents we incorporate by reference are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                   THE COMPANY

          SmartServ provides Web and wireless applications, content services and infrastructure that allow financial institutions, network service providers and other businesses to deliver financial and other content, alerts and notifications, as well as transaction services to their work forces and customers via wired or data-enabled wireless devices. SmartServ's products include content, transaction processing and alert engines, proprietary W2W MiddlewareTM that optimizes content delivery to a full array of devices, and a suite of applications designed to enable businesses and their customers to exploit the benefits of wireless data exchange and transactional capability. Our products facilitate the delivery of customer proprietary data, as well as delayed and real-time market data, business and financial news, sports information, national weather reports and other business and entertainment information in a user-friendly manner.

                                 USE OF PROCEEDS

          Each selling stockholder is selling all of the shares covered by this prospectus for his, her or its own account. Accordingly, we will not receive any proceeds from the resale of the shares. We will, however, receive $2,288,749 if all of the warrants for the underlying shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes.

                              SELLING STOCKHOLDERS

          SmartServ issued the common stock and the warrants to purchase common stock that are covered by this prospectus to the selling stockholders on June 5, 2002 pursuant to a securities purchase agreement dated May 20, 2002, as amended on June 4, 2002. The original securities purchase agreement provided for an initial investment amount of $2,000,000 in exchange for 761,035 shares of common stock, non-callable warrants to purchase 190,259 shares of common stock at $2.76 per shares and callable warrants to purchase 308,706 shares of common stock at $2.628 per share. The purchase price of the stock and the exercise prices of the warrants were based upon the price of SmartServ's common stock on the two business days after the date on which SmartServ filed its quarterly report on Form 10-Q for the quarter ended March 31, 2002 (the quarterly report on Form 10-Q was filed on May 17, 2002). If all the warrants had been exercised under the May 20, 2002 securities purchase agreement, SmartServ would have received an additional $1,336,394. The closing of the transaction was conditioned on, among other things, receiving notice from Nasdaq that the transaction satisfied the requirements of the Nasdaq Marketplace Rules. The securities purchase agreement also provided that the selling stockholders could terminate the transaction if it did not close by May 30, 2002. It became apparent on May 29, 2002 that the transaction would not close by May 30, 2002 because SmartServ had not received notice from Nasdaq that the transaction satisfied the requirements of the Nasdaq Marketplace Rules. Therefore, the parties began to negotiate a new transaction that was accepted by Nasdaq on June 4, 2002. An amendment to the original securities purchase agreement was signed on June 5, 2002. Pursuant to the amendment, the selling stockholders initially invested $1,100,000, for which they received an aggregate of 785,714 shares of common stock, callable warrants to purchase an aggregate of 1,428,572 shares of common stock at $1.40 per shares, non-callable warrants to purchase an aggregate of 196,428 shares of common stock at $1.47 per share and the right to receive additional non-callable warrants to purchase 357,144 shares of common stock at $1.47 per share upon the exercise of the callable warrants. The purchase price of the stock and the exercise prices of the warrants were based upon the price of SmartServ's common stock on the day SmartServ received notice from Nasdaq that the transaction satisfied the requirements of the Nasdaq Marketplace Rules. If all the warrants are exercised, not including non-callable warrants to be issued on exercise of callable warrants, SmartServ will receive an additional $2,288,749. Other than the changes described above, there were no material changes to the terms of the securities purchase agreement, the warrants or the registration rights agreement between May 20, 2002 and June 5, 2002 or subsequent thereto.

          Pursuant to the securities purchase agreement, prior to December 5, 2002 SmartServ may not sell any of its common stock or securities which are convertible into its common stock to a third party purchaser unless (i) the selling stockholders are given notice of SmartServ's intention to enter into the transaction and (ii) SmartServ gives the selling stockholders the opportunity to purchase the securities being offered to the third party purchaser, or such portion thereof as the selling stockholders determine, on the same terms as SmartServ would have given to the third party purchaser. The securities purchase agreement also provided that, on the closing date, the selling stockholders would be reimbursed an aggregate of $80,000 to cover their fees and expenses and those of their counsel. Additionally, SmartServ must reimburse the selling stockholders an aggregate of $50,000 to cover their fees and expenses on the earlier of (i) December 5, 2002, or (ii) the date SmartServ provides notice to the selling stockholders calling the callable warrants (described below).

          The callable warrants are exercisable at $1.40 per share and provide that SmartServ may call the warrants for exercise or cancellation at any time after the earlier of (i) the date a registration statement has been continuously effective for ten trading days and (ii) November 2,

2002. Once SmartServ provides the selling stockholders with notice calling the callable warrants, the selling stockholders have ten days to decide whether to exercise the warrants or have them canceled. Additionally, the callable warrant provides that when the selling stockholders exercise the warrant the selling stockholders are entitled to receive a non-callable warrant exercisable for 25% of the number of shares the callable warrant is exercisable for. The new warrant will be exercisable at the same price as the previous non-callable warrant. The non-callable warrants are exercisable at $1.47 per share and provide that the exercise price be adjusted downwards if SmartServ engages in sales of its common stock or other securities convertible into its common stock at a price per share less than the exercise price of the non-callable warrants. The callable and non-callable warrants expire on June 5, 2007. Both warrants provide for equivalent adjustments in the event of stock splits, dividends or similar events, and provide that in the event of a consolidation, merger or pro-rata distribution of cash or property, the selling stockholders will be entitled to receive cash or property as if they owned common stock of SmartServ.

          The registration rights agreement entered into by SmartServ and the selling stockholders on June 5, 2002, provided that SmartServ was required to file a registration statement registering the number of shares offered for resale in this prospectus within 15 days of the closing of the transaction indicated in the above paragraph. In addition, SmartServ is required to have the registration statement, of which this prospectus is a part, declared effective within 90 days of the closing of the private placement and maintain the effectiveness of the registration statement for as long as the selling stockholders own common stock of SmartServ or until all the unsold shares may be sold without the use of a prospectus. SmartServ will bear all fees relating to the filing of the registration statement and will pay $10,000 to the special counsel of the selling stockholders to cover fees and expenses related to the review of the registration statement. If SmartServ violates the provisions of the registration rights agreement, it is required to pay liquidated damages to the selling stockholders. To date, SmartServ has not violated any of the provisions of the registration rights agreement.

          The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders as of August 8, 2002, the number of shares of common stock being offered by the selling stockholders, the number of shares of common stock each selling stockholder will beneficially own if the stockholder sells all of the shares being registered and the selling stockholder's percentage ownership of SmartServ common stock if all the shares in the offering are sold. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby.

          The shares being offered for resale by the selling stockholders consist of shares of common stock and common stock underlying callable and non-callable warrants issued in the June 5, 2002 private placement described above. The non-callable warrants are subject to certain anti-dilution adjustments and the number registered is an estimate of the number of shares that will be issued upon exercise of such warrants. None of the selling stockholders have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates. No shares of common stock underlying the non-callable warrants issuable upon exercise of the callable warrants are registered for resale pursuant to the registration statement of which this prospectus is a part or are included in this prospectus.


                                              Shares of          Shares of            Beneficial       Percent of Class
                                             Common Stock         Common           Ownership After       Owned After
                                             Beneficially         Stock            Offering If All     Offering if All
        Selling Stockholders                     Owned          to be Sold         Shares Are Sold     Shares Are Sold
------------------------------------         ------------       ----------         ---------------     ----------------
Vertical Ventures Investments LLC(1)           1,205,357         1,254,464                0                   *

Bonanza Master Fund, Ltd.(2)                   1,205,357         1,254,464                0                   *
                                             ------------       ----------         ---------------     ----------------

Total                                          2,410,714         2,508,928                0                   *


---------------
* Less than 1%.

1. We have been advised by Vertical Ventures Investments LLC that Joshua Silverman, an authorized signatory of Vertical Ventures Investments LLC, has voting and investment control over the securities beneficially owned by Vertical Ventures Investments LLC. Shares of common stock beneficially owned consists of 392,857 shares of common stock issued in the private placement, 714,286 shares of common stock issuable upon exercise of callable warrants and 98,214 shares of common stock issuable upon exercise of non-callable warrants. Shares of common stock to be sold consists of 392,857 shares of common stock issued in the private placement, 714,286 shares of common stock issuable upon exercise of callable warrants, 98,214 shares of common stock issuable upon exercise of outstanding non-callable warrants and 49,107 shares of common stock issuable upon potential anti-dilution adjustments to the non-callable warrants.
2. We have been advised by Bonanza Master Fund Ltd. that Bernay Box is the controlling person of Bonanza Master Fund Ltd. Shares of common stock beneficially owned consists of 392,857 shares of common stock issued in the private placement, 714,286 shares of common stock issuable upon exercise of callable warrants and 98,214 shares of common stock issuable upon exercise of non-callable warrants. Shares of common stock to be sold consists of 392,857 shares of common stock issued in the private placement, 714,286 shares of common stock issuable upon exercise of callable warrants, 98,214 shares of common stock issuable upon exercise of outstanding non-callable warrants and 49,107 shares of common stock issuable upon potential anti-dilution adjustments to the non-callable warrants.

                              PLAN OF DISTRIBUTION

          The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
          o an exchange distribution in accordance with the rules of the applicable exchange;
          o    privately negotiated transactions;
          o    short sales;
          o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
          o    a combination of any such methods of sale; and
          o    any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling stockholder has informed SmartServ that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

          SmartServ is required to pay all fees and expenses incident to the registration of the shares, including $10,000 of fees and disbursements of special counsel for the selling stockholders. SmartServ has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

          SmartServ has agreed to indemnify the selling stockholders and their directors, officers, shareholders, partners, employees and agents for any liability that any such person may incur because of any breach of the securities purchase agreement or any action brought against such persons due to the execution of the securities purchase agreement and the documents relating to the securities purchase agreement. SmartServ will also indemnify each of the persons indicated in the immediately preceding sentence for legal fees and other expenses incurred in connection with a breach of the securities purchase agreement or an action relating to the securities purchase agreement brought against such person.

          SmartServ has informed the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 102(b)(7) of the Delaware General Corporate Law ("DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

          o for any breach of a director's duty of loyalty to the corporation or its stockholders,
          o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
          o pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
          o for any transaction from which a director derived an improper personal benefit.

          The Amended and Restated Certificate of Incorporation of SmartServ provides for the elimination of the liability of directors to the extent permitted by the DGCL.

          Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. SmartServ's By-Laws entitle officers and directors of SmartServ to indemnification to the fullest extent permitted by the DGCL.

          SmartServ has agreed to indemnify each of its directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. In addition, SmartServ maintains an insurance policy with respect to potential liabilities of its directors and officers, including potential liabilities under the Securities Act of 1933.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SmartServ pursuant to the provisions described above, or otherwise, SmartServ has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SmartServ of expenses incurred or paid by a director, officer or controlling person of SmartServ in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SmartServ will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

          We have filed with the SEC a registration statement on Form S-3 to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits filed as part of that registration statement. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits, is also available on the SEC's web site.

          This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

          o Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002 filed with the SEC on May 17, 2002
          o Amended Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2001 filed with the SEC on April 30, 2002
          o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 filed with the SEC on April 16, 2002;
          o The description of SmartServ's common stock contained in Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (333-34940) filed with the SEC on January 31, 2002

          You may request a copy of these filings, at no cost, by writing to us at our executive offices at One Station Place, Stamford, CT 06902, Attention:
Thomas W. Haller, or by calling us at (203) 353-5950.

                                  LEGAL MATTERS

          The validity of the shares of common stock offered in this prospectus has been passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Its telephone number is (212) 704-6000.

                                     EXPERTS

          The consolidated financial statements of SmartServ Online, Inc. appearing in SmartServ Online, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about SmartServ's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


====================================================================================================================
                                                              ------------------------------------------------------

                                                                             SmartServ Online, Inc.


                                                                               2,508,928 SHARES OF
                                                                                  COMMON STOCK


          We   have   not    authorized   any   dealer,
salesperson or any other person to give any information
or  to  represent   anything  not   contained  in  this
prospectus.  You  must  not  rely  on any  unauthorized
information.  This prospectus does not offer to sell or
buy  any  shares  in  any  jurisdiction   where  it  is
unlawful. The information in this prospectus is current
as of August 12, 2002.


              --------------------------                                      --------------------
                                                                                    PROSPECTUS
                                                                              --------------------
              --------------------------















====================================================================================================================
